Exhibit A

Joint Filing Agreement

The undersigned agree that this Schedule 13G, and all amendments thereto, relating to the Common Stock of Magnetek, Inc. shall be filed on behalf of the undersigned.

/s/ STEVEN R. GERBEL

Steven R. Gerbel

BROWN TROUT MANAGEMENT, LLC
Name:	Steven R. Gerbel
Title:	Managing Member